Exhibit 99.1

CPI Card Group Inc. Reports Fourth Quarter and Full Year 2019 Results

Date: March 9, 2020

Strong Net Sales Growth, Significantly Improved Bottom-Line Performance

Fourth Quarter Net Sales Up 6% Year Over Year, 9% Excluding Canada

Full Year Net Sales Up 9%, 12% Excluding Canada

Continuing Operations - GAAP Net Loss Improves to $2.1 Million and $4.3 Million in the Fourth Quarter and Full Year, Improving 71% for Both Periods

Adjusted EBITDA Up 74% and 39% in the Fourth Quarter and Full Year, Respectively

Cash of $18.7 Million at Year End, New $30 Million Credit Facility to Support Strategic Plan

Call scheduled for Monday, March 9, 2020 at 9:00 a.m. Eastern Time

Littleton, CO. March 9, 2020 -- CPI Card Group Inc. (OTCQX: PMTS; TSX: PMTS) (“CPI Card Group” or the “Company”) today reported financial results for the fourth quarter and full year ended December  31, 2019.

“Fourth quarter results were strong, rounding out another year of crisp execution of our customer-centric strategy,” said Scott Scheirman, President and Chief Executive Officer of CPI. “We believe we gained market share across all of our business units during 2019 by leveraging our robust products and solutions.  We delivered our eighth consecutive quarter of year-over-year net sales growth, highlighted by a 24% increase in net sales from our U.S. Debit and Credit segment driven by increased demand for our dual interface EMV® products, including our Second Wave™ card featuring a core made with recovered ocean-bound plastic.  We generated strong top-line results and continued to leverage our business model, which delivered significantly improved bottom-line performance.”

Scheirman continued, “We believe we are well-positioned to capitalize on market opportunities, including continued strong growth of dual interface card conversions in the U.S. and strong market demand for innovative and differentiated products, such as our Second Wave™ card and Card@Once® instant issuance solution.  We remain committed to our customer-centric strategy by continuing to deliver innovative and diversified products and solutions.”

Financial results for the comparative 2018 periods, including non-GAAP measures, discussed in this press release reflect continuing operations unless otherwise noted. The sale of CPI U.K., which occurred in August 2018 and had historically been reported as the U.K. Limited segment, was accounted for as discontinued operations and comparative financial information has been restated in accordance with U.S. GAAP (“GAAP”) requirements.

Fourth Quarter and Full Year 2019 Financial Highlights from Continuing Operations

Net sales increased 6% to $72.6 million in the fourth quarter of 2019, bringing full year net sales to $278.1 million, a year-over-year increase of 9%.  Excluding Canada, net sales were up 9% and

12% for the fourth quarter and full year, respectively.  Fourth quarter income from operations was $3.9 million, up from a loss from operations of $0.4 million in the fourth quarter of 2018.  For the full year, income from operations increased $21.0 million year over year to $25.5 million, which includes a previously disclosed $6.0 million cash litigation settlement gain received in the second quarter of 2019.

Fourth quarter 2019 net loss from continuing operations was $2.1 million, or $0.19 per share, an improvement of 71% from the net loss of $7.2 million, or $0.65 per share in the fourth quarter of 2018.  Full year 2019 net loss from continuing operations improved to $4.3 million, or $0.39 per share, from the net loss of $14.8 million, or $1.33 per share, in 2018.

Fourth quarter and full year Adjusted EBITDA improved 74% and 39%, respectively, compared with the year-ago periods to $8.8 million and $37.6 million, respectively.

Fourth Quarter and Full Year Segment Information from Continuing Operations

U.S. Debit and Credit:

Net sales increased 24% year over year to $61.6 million in the fourth quarter.  For the full year 2019, net sales were $213.1 million, a year-over-year increase of 19%. This full year 2019 increase was driven by a continued shift towards higher-priced dual interface EMV® cards, including Second Wave™, and strong performance in personalization, including Card@Once®.

U.S. Prepaid Debit:

As expected, 2019 net sales declined year over year when compared with the record net sales year in 2018 for the U.S. Prepaid Debit segment, which benefited from portfolio wins that did not recur in 2019.  Net sales for the fourth quarter and full year 2019 were $11.2 million and $64.3 million, respectively, down 35% and 7%, respectively, compared with the same periods in 2018.

Balance Sheet, Liquidity, and Cash Flow from Continuing Operations

As of December 31, 2019, cash and cash equivalents was $18.7 million.  Total long-term debt principal outstanding, comprised of the Company’s First Lien Term Loan, was $312.5 million at December 31, 2019, unchanged from December 31, 2018.  Net of debt issuance costs and discount, total debt was $307.8 million as of December 31, 2019.  The Company’s First Lien Term Loan matures in August 2022.

During 2019, the Company invested more than $10 million in additional inventory to support the growth of the business, which led to a reduction in cash flows provided by operating activities compared to the prior year.  Cash provided by operating activities was $3.0 million for the full year, inclusive of a $6.0 million cash litigation settlement gain recorded in the second quarter. Cash outflows for capital expenditures for the year were $4.2 million and adjusted free cash flow was negative $7.2 million.  Fourth quarter 2019 adjusted free cash flow was a positive $5.1 million.

New $30 Million Credit Facility

On March 6, 2020, the Company entered into a new $30 million floating rate credit facility with two of its First Lien Term Loan lenders.  The new facility provides the Company with approximately $27 million, net of issuance costs, in additional cash at closing, which it plans to use towards execution of its strategic plan and to further capitalize on market opportunities, such as the dual interface conversion and strong market demand for differentiated and innovative products and solutions.

The Company’s revolving credit facility, which was set to expire in August of 2020 and had no outstanding borrowings as of December 31, 2019 or on the closing date of the new facility, was terminated concurrently with the closing of the new credit facility. The new facility, which is senior in priority to the Company’s First Lien Term Loan, matures on May 17, 2022 and is collateralized by substantially all of the Company’s assets.

John Lowe, Chief Financial Officer, said, “The success we’ve had in driving top-line growth and margin expansion underscores the operating leverage in our business model and our continued success in winning new business and market share. We are pleased to see the confidence demonstrated by our lending partners, who have provided us a new $30 million credit facility.  This facility provides us greater resources to build upon our success and continue to execute on our strategic plan.”

2020 Strategy and Market Outlook

The Company’s vision is to be the partner of choice by providing market-leading quality products and customer service with a market-competitive business model.  The Company will continue to execute on its four key strategies:

•	Deep customer focus,
•	Market-leading quality products and customer service,
•	Continuous innovation, and
•	Market-competitive business model.

The Company believes it is well-positioned to meet customer and market demands through its strong portfolio of differentiated products and solutions. In addition, due to the operating leverage in the Company’s business model, the Company believes it can drive incremental profitability as the top line grows.

Our expectations for the U.S. market in 2020 with respect to the Company’s portfolio of products and solutions are:

U.S. Debit and Credit Segment

Secure Card

The Company expects steady card manufacturing volume growth. In addition, the Company expects the migration to dual interface cards will continue its strong growth and will become a larger part of the overall card market.  With over 20 years of card manufacturing experience and a growing portfolio of innovative and highly differentiated products within its Secure Card business, the Company believes it is well-positioned to continue to win in the market, inclusive of the market conversion to dual interface and contactless cards.  In addition, with Second Wave™ payment cards, featuring a core made with recovered ocean-bound plastic, the Company offers a solution to support the sustainability initiatives of its customers, which bolsters the Company’s position in the marketplace.

Card@Once®

The Company expects strong growth in the number of small and medium sized financial institution locations offering instant issuance, the Company’s primary market for Card@Once® today.  With nearly 11,000 printers in the field across over 1,600 financial institutions, the Company’s Card@Once® instant issuance offering is the leading Software-as-a-Service solution in the market.  The Company believes it will continue to win new business and expand its addressable market.

Personalization

The Company expects low but steady market volume growth in the small and medium sized financial institution personalization market, driven by continued reissuances and the broader dual interface market conversion.  The Company has invested in broadening its product and solution capabilities, including CPI On-Demand™.  The Company believes its enhanced capabilities and high level of customer service will enable it to win incremental business from its current customers and expand its customer base.

U.S. Prepaid Segment

The Company expects the open loop prepaid card market to be directionally flat. With its market-leading quality and innovative solutions, including the use of differentiated card materials and secure and sustainable packaging capabilities, the Company believes it will continue to win in the space.

EMV® is a registered trademark in the U.S. and other countries and an unregistered trademark elsewhere. The EMV trademark is owned by EMVCo, LLC.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. generally accepted accounting principles (GAAP), we have provided the following non-GAAP financial measures in this release, all reported on a continuing operations basis: EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Free Cash Flow, and Total Net Sales Growth Excluding Canada. These non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis between fiscal periods. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Our non-GAAP measures may be different from similarly titled measures of other companies. Investors are encouraged to review the reconciliation of these historical non-GAAP measures to their most directly comparable GAAP financial measures included in Exhibit E to this press release.

EBITDA

EBITDA represents earnings before interest, taxes, depreciation and amortization, all on a continuing operations basis. EBITDA is presented because it is an important supplemental measure of performance, and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net (loss) income or net (loss) income from continuing operations as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.

Adjusted EBITDA

Adjusted EBITDA is presented on a continuing operations basis and is defined as EBITDA adjusted for litigation and related charges incurred in connection with certain patent and shareholder litigation; a litigation settlement gain in the second quarter of 2019; stock-based compensation expense; restructuring and other charges; foreign currency gain or loss; and other items that are unusual in nature, infrequently occurring or not considered part of our core operations, as set forth in the reconciliation on Exhibit E. Adjusted EBITDA is also a defined computation in our credit agreement, which generally conforms to the definition above, and impacts certain credit measures and compliance targets within the credit agreement. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses or the cash requirements necessary to service interest or principal payments on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations; or (g) the impact of any discontinued operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net (loss) income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.

In addition, certain of these expenses can represent the reduction of cash that could be used for other purposes. Further, although not included in the calculation of Adjusted EBITDA, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA, or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.   The metric “total debt less cash” includes borrowed long term debt, letters of credit, and finance lease obligations, less cash.  Adjusted EBITDA margin percentage as shown in Exhibit E is computed as Adjusted EBITDA divided by total net sales.

Adjusted Free Cash Flow

We define Adjusted Free Cash Flow as cash flow from continuing operations less capital expenditures from continuing operations, adjusted for cash received from a litigation settlement gain in the second quarter of 2019.  We use this metric in analyzing our ability to service and repay our debt. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt, nor does it reflect the cash impacts of our discontinued operations.

Total Net Sales Growth Excluding Canada

Total Net Sales Growth Excluding Canada, is a computation of the change in the Company’s Net Sales over the prior year period, excluding the net sales attributable to the Canadian operations.

Canada sales were included in the Other segment during 2018 and the first quarter of 2019.  The Canadian subsidiary was sold April 1, 2019, and the sale agreement excluded the portion of the business relating to Financial Payment Cards.  That business migrated to the Company’s operations in the U.S. or to other service providers in 2019.  The Canada-related sales in the second, third, and fourth quarter of 2019 represents the Financial Payment Card business sales that migrated to the Company’s operations in the U.S.  We computed the Total Net Sales excluding Canada, and the resulting year over year Total Net Sales Growth percentage excluding Canada, in Exhibit E.  We believe that this financial measure is useful to investors in their analysis of our results of operations and provides improved comparability between fiscal periods.

About CPI Card Group Inc.

CPI Card Group® is a payment technology company and leading provider of credit, debit and prepaid solutions delivered physically, digitally and on-demand. CPI helps our customers foster connections and build their brands through innovative and reliable solutions, including financial payment cards, personalization, and Software-as-a-Service (SaaS) instant issuance. CPI has more than 20 years of experience in the payments market and is a trusted partner to financial institutions and payments services providers. Serving customers from locations throughout the United States, CPI has a large network of high security facilities, each of which is registered as PCI compliant by one or more of the payment brands: Visa, Mastercard®, American Express® and Discover®. Learn more at www.cpicardgroup.com.

Conference Call and Webcast

CPI Card Group Inc. will hold a conference call on March 9, 2020 at 9:00 a.m. ET to review its fourth quarter and full year 2019 results. To participate in the Company's conference call via telephone or online:

Participant Toll-Free Dial-In Number: (844)  735-3761
Participant International Dial-In Number: (412) 317-5709
Webcast Link: https://services.choruscall.com/links/pmts200227.html

Participants are advised to login for the live webcast 10 minutes prior to the scheduled start time.

A replay of the conference call and webcast will be available until  March 23, 2020 at:

Replay: (877) 344-7529 or (412) 317-0088;

Conference ID: 10138875

Webcast replay: http://investor.cpicardgroup.com

Forward-Looking Statements

Certain statements and information in this earnings release (as well as information included in our accompanying written or oral statements) may contain or constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “1934 Act”). The words “believe,” “estimate,” “project,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “guides,” “provides guidance,” “provides outlook,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us, and other information currently available. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. We are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated.

These risks and uncertainties include, but are not limited to: our substantial indebtedness, including inability to make debt service payments or refinance such indebtedness; the restrictive terms of our credit facilities and covenants of future agreements governing indebtedness and the resulting restraints on our ability to pursue our business strategies; our limited ability to raise capital in the future; system security risks, data protection breaches and cyber-attacks; failure to comply with regulations, customer contractual requirements and evolving industry standards regarding consumer privacy and data use and security, including with respect to possible exposure to litigation and/or regulatory penalties under applicable data privacy and other laws for failure to so comply; interruptions in our operations, including our IT systems, or in the operations of the third parties that operate the data centers or computing infrastructure on which we rely; disruptions in production at one or more of our facilities; our inability to adequately protect our trade secrets and intellectual property rights from misappropriation or infringement, claims that our technology is infringing on the intellectual property of others, and risks related to open source software; defects in our software; problems in production quality, materials and process; a disruption or other failure in our supply chain; our failure to retain our existing customers or identify and attract new customers; a loss of market share or a decline in profitability resulting from competition; our inability to recruit, retain and develop qualified personnel, including key personnel; our inability to sell, exit, reconfigure or consolidate businesses or facilities that no longer meet with our strategy; our inability to develop, introduce and commercialize new products; the effect of legal and regulatory proceedings; failure to meet the continued listing standards of the Toronto Stock Exchange or the rules of the OTCQX® Best Market; a continued decrease in the value of our common stock combined with our common stock no longer being traded on a United States national securities exchange, which may prevent investors from investing or achieving a meaningful degree of liquidity; developing technologies that make our existing technology solutions and products obsolete or less relevant or a failure to introduce new products and services in a timely manner; quarterly variation in our operating results; our inability to realize the full value of our long-lived assets; our failure to operate our business in accordance with the PCI Security Standards Council security standards or other industry standards; a decline in U.S. and global market and economic conditions and resulting decreases in consumer and business spending; costs relating to product defects and any related product liability and/or warranty claims; maintenance and further imposition of tariffs and/or trade restrictions on, or slow-downs or interruptions in our ability to obtain, goods imported into the United States; costs and impacts to our financial results relating to the obligatory collection of sales tax and claims for uncollected sales tax in states that impose sales tax collection requirements on out-of-state retailers, and challenges to our income tax positions; our dependence on licensing arrangements; risks associated with international operations; non-compliance with, and changes in, laws in the United States and in foreign jurisdictions in which we operate and sell our products; our ability to comply with a wide variety of environmental, health and safety laws and regulations and the exposure to liability for any failure to comply; risks associated with the controlling stockholders’ ownership of our stock; potential conflicts of interest that may arise due to our board of directors being comprised of directors who are principals of our largest stockholder;  and other risks that are described in Part I, Item 1A – Risk Factors of our Form 10-K and our other reports filed from time to time with the Securities and Exchange Commission (the “SEC”).

We caution and advise readers not to place undue reliance on forward-looking statements, which speak only as of the date hereof. These statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results to differ materially from the expectations and beliefs contained herein. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

####

For more information:

CPI encourages investors to use its investor relations website as a way of easily finding information about the company. CPI promptly makes available on this website, free of charge, the reports that the company files or furnishes with the SEC, corporate governance information and press releases. CPI uses its investor relations site (http://investor.cpicardgroup.com) as a means of disclosing material information and for complying with its disclosure obligations under Regulation FD.

CPI Card Group Inc. Investor Relations:

(877) 369-9016

InvestorRelations@cpicardgroup.com

CPI Card Group Inc. Media Relations:

Media@cpicardgroup.com

CPI Card Group Inc. Earnings Release Supplemental Financial Information

Exhibit A	Condensed Consolidated Statements of Operations and Comprehensive Loss - Unaudited for the three months and full years ended December 31, 2019 and 2018

Exhibit B	Condensed Consolidated Balance Sheets – Unaudited as of December 31, 2019 and December 31, 2018

Exhibit C	Condensed Consolidated Statements of Cash Flows - Unaudited for the years ended December 31, 2019 and 2018

Exhibit D	Segment Summary Information – Unaudited for the three months and full years ended December 31, 2019 and 2018

Exhibit E	Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three months and full years ended December 31, 2019 and 2018

				EXHIBIT A
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net sales:
Products	$44,096	$34,158	$143,941	$125,069
Services	28,529	34,358	134,132	130,745
Total net sales	72,625	68,516	278,073	255,814
Cost of sales:
Products (exclusive of depreciation and amortization shown below)	29,120	23,034	94,889	82,110
Services (exclusive of depreciation and amortization shown below)	18,752	21,706	80,894	82,697
Depreciation and amortization	2,755	2,797	10,971	12,417
Total cost of sales	50,627	47,537	186,754	177,224
Gross profit	21,998	20,979	91,319	78,590
Operating expenses:
Selling, general and administrative (exclusive of depreciation and amortization shown below)	16,598	19,895	65,744	68,014
Depreciation and amortization	1,492	1,475	6,031	5,988
Litigation settlement gain	—	—	(6,000)	—
Total operating expenses, net	18,090	21,370	65,775	74,002
Income (loss) from operations	3,908	(391)	25,544	4,588
Other expense, net:
Interest, net	(6,044)	(6,188)	(24,891)	(23,431)
Foreign currency loss	(7)	(63)	(1,327)	(311)
Other income (expense), net	(29)	1	(4)	16
Total other expense, net	(6,080)	(6,250)	(26,222)	(23,726)

Loss before income taxes	(2,172)	(6,641)	(678)	(19,138)
Income tax (expense) benefit	43	(594)	(3,652)	4,339
Net loss from continuing operations	(2,129)	(7,235)	(4,330)	(14,799)
Discontinued operations:
Net loss from discontinued operation, net of taxes	(108)	(112)	(124)	(22,663)
Net loss	$(2,237)	$(7,347)	$(4,454)	$(37,462)

Basic and diluted Loss per Share:
Continuing operations	$(0.19)	$(0.65)	$(0.39)	$(1.33)
Discontinued operations	(0.01)	(0.01)	(0.01)	(2.03)
	$(0.20)	(0.66)	$(0.40)	$(3.36)

Weighted-average shares outstanding:
Basic and diluted	11,224,191	11,160,377	11,196,710	11,149,554

Comprehensive loss
Net loss	$(2,237)	$(7,347)	$(4,454)	$(37,462)
Reclassification adjustment to foreign currency loss	—	—	1,329	—
Other comprehensive loss from discontinued operations	—	—	—	3,983
Currency translation adjustment	—	(118)	31	(205)
Total comprehensive loss	$(2,237)	$(7,465)	$(3,094)	$(33,684)

		EXHIBIT B
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Per Share Amounts)
(Unaudited)

	December 31,	December 31,
	2019	2018

Assets
Current assets:
Cash and cash equivalents	$18,682	$20,291
Accounts receivable, net of allowances of $395 and $211, respectively	42,832	43,794
Inventories	20,192	9,827
Prepaid expenses and other current assets	6,345	4,997
Income taxes receivable	4,164	5,564
Total current assets	92,215	84,473
Plant, equipment, leasehold improvements and operating leases right-of-use assets, net	42,088	39,110
Intangible assets, net	30,802	35,437
Goodwill	47,150	47,150
Other assets	1,232	1,034
Total assets	$213,487	$207,204

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$16,482	$16,511
Accrued expenses	22,820	23,853
Deferred revenue and customer deposits	468	912
Total current liabilities	39,770	41,276
Long-term debt	307,778	305,818
Deferred income taxes	6,896	5,749
Other long-term liabilities	11,478	3,937
Total liabilities	365,922	356,780

Commitments and contingencies
Series A Preferred Stock; $0.001 par value—100,000 shares authorized; 0 shares issued and outstanding	—	—
Stockholders’ deficit:
Common Stock; $0.001 par value—100,000,000 shares authorized; 11,224,191 and 11,160,377 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	11	11
Capital deficiency	(111,988)	(112,223)
Accumulated loss	(40,458)	(36,004)
Accumulated other comprehensive loss	—	(1,360)
Total stockholders’ deficit	(152,435)	(149,576)
Total liabilities and stockholders' deficit	$213,487	$207,204

		EXHIBIT C
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Year Ended December 31,
	2019	2018
Operating activities
Net loss	$(4,454)	$(37,462)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	124	22,663
Depreciation and amortization expense	17,002	18,405
Stock-based compensation expense	250	961
Amortization of debt issuance costs and debt discount	1,960	1,949
Deferred income taxes	1,147	(6,897)
Reclassification adjustment to foreign currency loss	1,329	—
Other, net	146	302
Changes in operating assets and liabilities:
Accounts receivable	(688)	(5,523)
Inventories	(10,410)	(1,998)
Prepaid expenses and other assets	(1,328)	(2,108)
Income taxes	1,369	2,644
Accounts payable	1,127	2,411
Accrued expenses	(4,395)	10,436
Deferred revenue and customer deposits	(446)	632
Other liabilities	232	655
Cash provided by operating activities - continuing operations	2,965	7,070
Cash used in operating activities - discontinued operations	(124)	(3,550)
Investing activities
Acquisitions of plant, equipment and leasehold improvements	(4,175)	(5,634)
Cash received from sale of Canadian subsidiary	1,451	—
Other	150	—
Cash used in investing activities - continuing operations	(2,574)	(5,634)
Cash used in investing activities - discontinued operations	—	(220)
Financing activities
Proceeds from revolving credit facility	11,500	—
Principal payment on revolving credit facility	(11,500)	—
Payments on financing leases	(1,926)	(519)
Cash used in financing activities	(1,926)	(519)
Effect of exchange rates on cash	50	(61)
Net decrease in cash and cash equivalents	(1,609)	(2,914)
Cash and cash equivalents, beginning of period	20,291	23,205
Cash and cash equivalents, end of period	$18,682	$20,291
Supplemental disclosures of cash flow information
Cash paid (refunded) during the period for:
Interest	$23,036	$20,703
Income tax (refunds) payments, net	$780	$(657)
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$8,533	$—
Financing leases	$6,438	$1,812
Accounts payable and accrued expenses for acquisitions of plant, equipment and leasehold improvements	$308	$1,339

				EXHIBIT D
CPI Card Group Inc. and Subsidiaries
Segment Summary Information
For the Three Months and Year Ended December 31, 2019 and 2018
(Dollars in Thousands)
(Unaudited)

Net Sales
	Three Months Ended December 31,
	2019	2018	$ Change	% Change
Net sales by segment:
U.S Debit and Credit	$61,624	$49,605	$12,019	24.2%
U.S. Prepaid Debit	11,168	17,071	(5,903)	(34.6)%
Other	—	2,292	(2,292)	(100.0)%
Eliminations	(167)	(452)	285	* %
Total	$72,625	$68,516	$4,109	6.0%

* Calculation not meaningful

	Year Ended December 31,
	2019	2018	$ Change	% Change
Net sales by segment:
U.S Debit and Credit	$213,141	$178,597	$34,544	19.3%
U.S. Prepaid Debit	64,330	69,199	(4,869)	(7.0)%
Other	1,679	9,891	(8,212)	(83.0)%
Eliminations	(1,077)	(1,873)	796	* %
Total	$278,073	$255,814	$22,259	8.7%

* Calculation not meaningful

Gross Profit
	Three Months Ended December 31,
	2019	% of Net Sales	2018	% of Net Sales	$ Change	% Change
Gross profit by segment:
U.S Debit and Credit	$18,955	30.8%	$14,145	28.5%	$4,810	34.0%
U.S. Prepaid Debit	3,043	27.2%	6,311	37.0%	(3,268)	(51.8)%
Other	—	* %	523	22.8%	(523)	(100.0)%
Total	$21,998	30.3%	$20,979	30.6%	$1,019	4.9%

* Calculation not meaningful

	Year Ended December 31,
	2019	% of Net Sales	2018	% of Net Sales	$ Change	% Change
Gross profit by segment:
U.S Debit and Credit	$66,602	31.2%	$50,036	28.0%	$16,566	33.1%
U.S. Prepaid Debit	24,814	38.6%	26,422	38.2%	(1,608)	(6.1)%
Other	(97)	* %	2,132	21.6%	(2,229)	(104.5)%
Total	$91,319	32.8%	$78,590	30.7%	$12,729	16.2%

* Calculation not meaningful

Income (loss) from Operations
	Three Months Ended December 31,
	2019	% of Net Sales	2018	% of Net Sales	$ Change	% Change
Income (loss) from Operations by segment:
U.S Debit and Credit	$11,363	18.4%	$6,764	13.6%	$4,599	68.0%
U.S. Prepaid Debit	1,878	16.8%	4,996	29.3%	(3,118)	(62.4)%
Other	(9,333)	* %	(12,151)	* %	2,818	23.2%
Total	$3,908	5.4%	$(391)	(0.6)%	$4,299	* %

* Calculation not meaningful

	Year Ended December 31,
	2019	% of Net Sales	2018	% of Net Sales	$ Change	% Change
Income (loss) from Operations by segment:
U.S Debit and Credit	$35,982	16.9%	$22,414	12.6%	$13,568	60.5%
U.S. Prepaid Debit	20,383	31.7%	21,928	31.7%	(1,545)	(7.0)%
Other	(30,821)	* %	(39,754)	* %	8,933	22.5%
Total	$25,544	9.2%	$4,588	1.8%	$20,956	456.8%

* Calculation not meaningful

EBITDA
	Three Months Ended December 31,
	2019	% of Net Sales	2018	% of Net Sales	$ Change	% Change
EBITDA by segment
U.S Debit and Credit	$13,840	22.5%	$9,425	19.0%	$4,415	46.8%
U.S. Prepaid Debit	2,455	22.0%	5,445	31.9%	(2,990)	(54.9)%
Other	(8,176)	* %	(11,051)	* %	2,875	26.0%
Total	$8,119	11.2%	$3,819	5.6%	$4,300	(112.6)%
* Calculation not meaningful

	Year Ended December 31,
	2019	% of Net Sales	2018	% of Net Sales	$ Change	% Change
EBITDA by segment
U.S Debit and Credit	$46,227	21.7%	$34,213	19.2%	$12,014	35.1%
U.S. Prepaid Debit	22,456	34.9%	23,782	34.4%	(1,326)	(5.6)%
Other	(27,468)	* %	(35,297)	* %	7,829	22.2%
Total	$41,215	14.8%	$22,698	8.9%	$18,517	81.6%
* Calculation not meaningful

Reconciliation of Income (loss) from
Operations by Segment to EBITDA by Segment
	Three Months Ended December 31, 2019
	U.S. Debit and Credit	U.S. Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$11,363	$1,878	$(9,333)	$3,908
Depreciation and amortization	2,492	578	1,177	4,247
Foreign currency and Other income (loss), net	(15)	(1)	(20)	(36)
EBITDA	$13,840	$2,455	$(8,176)	$8,119

	Three Months Ended December 31, 2018
	U.S. Debit and Credit	U.S. Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$6,764	4,996	(12,151)	(391)
Depreciation and amortization	2,658	454	1,160	4,272
Foreign currency and Other income (loss), net	3	(5)	(60)	(62)
EBITDA	$9,425	$5,445	$(11,051)	$3,819

	Year Ended December 31, 2019
	U.S. Debit and Credit	U.S. Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$35,982	20,383	(30,821)	25,544
Depreciation and amortization	10,272	2,094	4,636	17,002
Foreign currency and Other income (loss), net	(27)	(21)	(1,283)	(1,331)
EBITDA	$46,227	$22,456	$(27,468)	$41,215

	Year Ended December 31, 2018
	U.S. Debit and Credit	U.S. Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$22,414	21,928	(39,754)	4,588
Depreciation and amortization	11,801	1,859	4,745	18,405
Foreign currency and Other income (loss), net	(2)	(5)	(288)	(295)
EBITDA	$34,213	$23,782	$(35,297)	$22,698

				EXHIBIT E
CPI Card Group Inc. and Subsidiaries
Supplemental GAAP to Non-GAAP Reconciliation
(Dollars in Thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
EBITDA and Adjusted EBITDA:
Net loss from continuing operations	$(2,129)	$(7,235)	$(4,330)	$(14,799)
Interest expense, net	6,044	6,188	24,891	23,431
Income tax (benefit) expense	(43)	594	3,652	(4,339)
Depreciation and amortization	4,247	4,272	17,002	18,405
EBITDA	$8,119	$3,819	$41,215	$22,698

Adjustments to EBITDA
Litigation and related charges (1)	18	3	46	1,042
Stock-based compensation expense	(66)	219	250	961
Restructuring and other charges (2)	720	955	720	2,051
Litigation settlement gain (3)	—	—	(6,000)	—
Foreign currency loss (4)	7	63	1,327	311
Subtotal of adjustments to EBITDA	679	1,240	(3,657)	4,365
Adjusted EBITDA	$8,798	$5,059	$37,558	$27,063
Adjusted EBITDA Margin (% of Net Sales)	12.1%	7.4%	13.5%	10.6%
Adjusted EBITDA growth (% change 2019 vs. 2018)	73.9%		38.8%
Net loss from continuing operations (% Change 2019 vs. 2018)	70.6%		70.7%

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Reconciliation of cash provided by operating activities - continuing operations (GAAP) to adjusted free cash flow:
Cash provided by operating activities - continuing operations	$5,964	$8,914	$2,965	$7,070
Acquisitions of plant, equipment and leasehold improvements	(877)	(606)	(4,175)	(5,634)
Cash received from litigation settlement (3)	—	—	(6,000)	—
Adjusted free cash flow - continuing operations	$5,087	$8,308	$(7,210)	$1,436

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Total Net Sales Growth Rate, Excluding Canada
Total Net Sales	$72,625	$68,516	$278,073	$255,814
Canada Sales (5)	(620)	(2,292)	(3,152)	(9,891)
Total Net Sales, Excluding Canada	$72,005	$66,224	$274,921	$245,923
Total Net Sales growth excluding Canada (% Change 2019 vs. 2018)	8.7%		11.8%

Note that tables in this exhibit are presented on a continuing operations basis.

(1)	Represents net legal costs incurred with certain patent and shareholder litigation.
(2)

Represents executive severance charges in 2019.  Represents employee and lease termination costs incurred in 2018 in connection with the decision to consolidate three personalization operations in the United States to two facilities, and employee termination costs incurred in the fourth quarter of 2018 in connection with the sale of our Canadian operations.

(3)

During the second quarter 2019, the Company recognized in operating income a $6.0 million gain related to the cash settlement of litigation.  The litigation has been disclosed in the Company’s SEC filings since the Company brought the complaint in 2017, and details of the settlement are disclosed in the Company’s Form 10-K.

(4)

Foreign currency loss includes the release of the cumulative translation adjustment from the balance sheet to the statement of operations, done in connection with the disposition of the Company’s Canadian subsidiary during the second quarter 2019.

(5)

Canada sales were included in the Other segment during 2018 and the first quarter of 2019.  The Canadian subsidiary was sold April 1, 2019. The sale agreement excluded the portion of the business relating to Financial Payment Cards, which migrated to the Company’s U.S. operations or to other service providers in 2019. The Canada-related sales shown in the second, third, and fourth quarters of 2019 represent the net sales for the Financial Payment Card business that migrated to the Company’s operations in the U.S.